Exhibit 99.1

Neurotrope Appoints Warren W. Wasiewski, M.D. as Executive Vice
President, Development and Chief Medical Officer

– Dr. Wasiewski Brings Expertise in Neurology, Orphan Diseases and Pediatrics –

Newark, NJ, November 6, 2014 -- Neurotrope, Inc. (OTCQB: NTRP) today announced that Warren W. Wasiewski, M.D., F.A.A.P. has joined Neurotrope BioScience, Inc., the Company’s wholly owned operating subsidiary, as its Executive Vice President, Development and Chief Medical Officer, effective immediately. Dr. Wasiewski replaces Dr. Richard Scheyer, who had served as Chief Medical Officer since January 2014.

Charles S. Ramat, Chief Executive Officer of Neurotrope, commented, “We are delighted to welcome Dr. Wasiewski to Neurotrope at this key juncture in the Company’s development. His over 30 years’ of experience, including those spent as a practicing physician, focused on pediatric neurology, as well as his extensive clinical and regulatory experience at companies involved in the neurology, pediatric and orphan disease space, including Alexion Pharmaceuticals, AstraZeneca LP, and InfaCare Pharmaceutical Corporation, to name a few, will be invaluable as we push forward with the development of our innovative product pipeline. In particular, we look forward to leveraging Dr. Wasiewski’s expertise and proven skills in the continued development and ultimate commercialization of Neurotrope’s compound, bryostatin and its companion diagnostic for Alzheimer’s disease, as well as our compounds in development for Niemann-Pick Type C Disease and the orphan disease, Fragile X Syndrome. I also thank Dr. Rick Scheyer for his contribution to progressing Neurotrope’s clinical program forward and wish him well with his future endeavors.”

Paul Freiman, Chairman of the Company, added, “Neurotrope is committed to rapidly advancing its novel diagnostic and therapeutic technologies through clinical development to ultimate commercialization. As such, I commend Dr. Scheyer for his accomplishments on the Company’s behalf and am delighted to have Dr. Wasiewski on board to help move the pipeline to the next level.”

Prior to joining Neurotrope, Dr. Wasiewski served as Vice President Clinical Development-Neurology for Alexion Pharmaceuticals, Inc. where he was responsible for the clinical trial design of three of the company’s neurology programs and was the primary medical spokesperson for all regulatory interactions in the United States and abroad. Before that, Dr. Wasiewski was Vice President of Clinical Development and Medical Affairs, and Chief Medical Officer at InfaCare Pharmaceutical Corporation, a specialty pharmaceutical company focused on the development of products to treat neonatal diseases. Earlier, Dr. Wasiewski was Vice President, Clinical Programs and Chief Medical Officer at Neurobiological Technologies, Inc., and held a number of positions at AstraZeneca LP, including Senior Medical Director Clinical Research CNS/Emerging products and Medical Science Director.

While at AstraZeneca, Dr. Wasiewski designed and executed the clinical study for Zomig Nasal Spray, for the treatment of migraines in adolescents, and served as lead medical director for the program, which ultimately gained approval from the European Union. Also during his tenure at AstraZeneca, Dr. Wasiewski served as U.S. medical lead for the company’s SAINT II trial, one of the largest ischemic stroke trials performed to date, covering 32 countries and 3,200 patients.

Prior to his work with AstraZeneca, Dr. Wasiewski was Chairman Pediatrics at Lancaster General Hospital in Lancaster, PA, a Consultant Neurologist at Pediatric Neurology Associates Lancaster PA and was Assistant Professor Pediatrics at The Milton S. Hershey Medical Center. Dr. Wasiewski is Board Certified in Pediatrics and Neurology, with Special Qualification in Child Neurology. He received his Bachelor of Science degree in Biology from Rutgers College, his Masters of Science in Biochemistry from the State University of New York Downstate Medical Center and his M.D. from the State University of New York at Buffalo. He is the recipient of a number of research grants, including the clinical investigator development grant from the National Institutes of Health and is the author or co-author of a number of peer reviewed publications, abstracts and book chapters.

About Neurotrope

Neurotrope Bioscience Inc, the operating subsidiary of Neurotrope, Inc., was formed in October 2012 principally to license, develop and commercialize various novel therapeutic and diagnostic technologies from the Blanchette Rockefeller Neuroscience Institute (BRNI). Neurotrope’s pipeline, under its license from BRNI, includes the drug candidate, bryostatin, for the treatment of Alzheimer’s disease, and a minimally invasive, diagnostic biomarker analysis system which would assess the presence of Alzheimer’s in patients. A Phase 2a study with bryostatin in the treatment of Alzheimer’s disease is currently underway. In addition, Neurotrope has a world-wide, exclusive license agreement with the Icahn School of Medicine at Mount Sinai to utilize its proprietary information and data package for the use of bryostatin-1 in the treatment of Niemann-Pick Type C Disease, a rare disease, mostly of children who are afflicted with Alzheimer-like symptoms. Also, the Company, under its BRNI license, has the rights to pursue treatments for a number of orphan diseases, including Fragile X Syndrome. The Company’s preclinical and clinical efforts are focused on the development of conventional small molecules that are extraordinarily potent in the activation of the enzyme PKCe, which has been shown to play a central role in the regrowth or repair of nervous tissues, cells or cell products.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements include statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the development of commercially viable pharmaceuticals, Such forward- looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, volatility in the price of the Company’s raw materials, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the fiscal six months ended June 30, 2014. The Company does not undertake to update these forward-looking statements.

Please visit www.neurotropebioscience.com for further information.

For additional information, please contact:

Robert Weinstein
Chief Financial Officer
(914) 295-2765
rweinstein@neurotropebioscience.com